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                                                                  EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 33-36612 and 33-53963), Form S-4 (Nos. 33-43383 and 33-43076) and Form S-8 (Nos. 33-53665 and 33-54553)
of Amax Gold Inc. of our report dated February 4, 1994 except for Note 8 for which the date is March 18, 1994, on our audits of the consolidated financial statements of Amax Gold Inc. as of December 31, 1993 and for the years ended December 31, 1993 and 1992 which report is included in this Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND LLP

COOPERS & LYBRAND L.L.P.

Denver, Colorado
March 29, 1995